                                                                  Exhibit (h)(2)


                            TRANSFER AGENCY AGREEMENT



         This Agreement is made as of November 16, 1998, between Governor Funds (the "Trust"), a Delaware business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and BISYS Fund Services, Inc. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust desires that BISYS perform certain services for those series of the Trust set forth in the Schedule A attached hereto, as such Schedule may be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         SECTION 1. SERVICES. BISYS shall perform for the Trust the transfer agent services set forth in Schedule B hereto.

                  BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

                  BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Subtransfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Subtransfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Subtransfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Subtransfer Agent.

         SECTION 2. FEES. The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule C is proposed. Notwithstanding anything to the contrary, amounts owed by the Trust to BISYS shall only be paid out of the assets and property of the particular Fund involved.

         SECTION 3. REIMBURSEMENT OF EXPENSES. In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation the following:

         A. All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

         B. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

         C. Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

         D. The cost of microfilm or microfiche of records or other materials;

         E. All systems-related expenses associated with the provision of special reports and services pursuant to Section 1 herein; and

         F. Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized by the Trust's Board of Trustees.

         SECTION 4. EFFECTIVE DATE. This Agreement shall become effective as of the date first written above (the "Effective Date").

         SECTION 5. TERM. This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until June 30, 2001. Thereafter, this Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' reasonable cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment advisers and/or other parties, of the Trust's property, records, instruments and documents, or any copies thereof. To the extent that BISYS may retain in its possession copies of any Trust documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, BISYS, for its reasonable out-of-pocket expenses, will provide the Trust with reasonable access to such copies. This Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto; upon 180 days' written notice by the Trust after the initial term hereof but only in connection with the reorganization of the Funds into another registered management investment company; or for "cause" (as defined below) by the party alleging "cause," on not less than 60 days' notice by the Trust's Board of Trustees or by BISYS. This Agreement is also terminable as provided in Section 28 herein. Written notice not to renew may be given for any reason, with or without "cause."

                  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, multiple negligent acts by BISYS which in the aggregate are determined by the Trust's Board of Trustees to constitute a serious failure to perform satisfactorily BISYS's obligations hereunder, or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties as contemplated herein of the party to be terminated.

         SECTION 6. UNCONTROLLABLE EVENTS. BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         SECTION 7. LEGAL ADVICE. BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and except as provided in section 9 hereof, BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         SECTION 8. INSTRUCTIONS. Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, whether in writing, by electronic or telephone transmission, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

                  As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statements of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

         SECTION 9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         SECTION 10. RECORD RETENTION AND CONFIDENTIALITY. BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder, or shareholder's agent, with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

         SECTION 11. REPORTS. BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and, except as provided in Section 9 hereof, BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         SECTION 12. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         SECTION 13. RETURN OF RECORDS. BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement; provided, however, that to the extent needed by BISYS in the performance of its services or for its legal protection, BISYS may retain copies of such files, records and documents at BISYS' own expense. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         SECTION 14. BANK ACCOUNTS. The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         SECTION 15. REPRESENTATIONS OF THE TRUST. The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         SECTION 16. REPRESENTATIONS OF BISYS. BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft, or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         SECTION 17. INSURANCE. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

         SECTION 18. INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS. The Trust has furnished to BISYS the following:

         (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

         (b)      Copies of the following documents:

                  1. The Trust's By-Laws and any amendments thereto;

                  2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                                                     a. Approval of this
                                    Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization of specified officers of the Trust to instruct BISYS hereunder; and

                                                     b. Authorization of BISYS
                                    to act as Transfer Agent for the Trust on behalf of the Funds.

         (c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

         (d) Two copies of the following (if such documents are employed by the Trust):

                  1.       Prospectuses and Statements of Additional
                  Information;

                  2.       Distribution Agreement; and

                  3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

         (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

         SECTION 19. INFORMATION FURNISHED BY BISYS. BISYS has furnished to the Trust the following:

         (a)      BISYS' Articles of Incorporation.

         (b)      BISYS' Bylaws and any amendments thereto.

         (c) Certified copies of actions of BISYS covering the following matters:

                  1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                  2. Authorization of BISYS to act as Transfer Agent for the Trust.

         (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 of the Exchange Act.

         SECTION 20. AMENDMENTS TO DOCUMENTS. The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.

         SECTION 21. RELIANCE ON AMENDMENTS. BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and subject to Section 9, the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS' consent to and approval of such amendments or changes.

         SECTION 22. COMPLIANCE WITH LAW. Except for the obligations of BISYS set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

         SECTION 23. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, with a copy to Michael P. Malloy, Drinker Biddle & Reath LLP, Philadelphia National Bank Building 1345 Chestnut Street, Philadelphia, PA 19107-3496 for notices to the Trust, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         SECTION 24. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         SECTION 25. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to
Section 1 hereof.

         SECTION 26. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Delaware.

         SECTION 27. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. The Governor Funds is a business trust organized under Delaware law and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Governor Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

         SECTION 28. YEAR 2000 COMPLIANT. BISYS agrees to perform comprehensive date testing on the systems it utilizes to provide the services hereunder to simulate the actual turning of the century and leap year. These tests shall be intended to identify any operational issues regarding the accurate processing of date/time data from, into and between the Twentieth and Twenty-First Century, including leap year calculations. BISYS agrees to use all commercially reasonable efforts to implement all necessary updates and changes for such systems, if any, to accommodate the turn of the century and leap year if not making such updates or changes would have a material or significant adverse affect on the services to be performed by BISYS hereunder, and shall have substantially tested such upgrades and changes by March 31, 1999. BISYS agrees to provide the Trust quarterly updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions or concerns.

         If in the event that at any time prior to March 31, 1999, the Trust reasonably determines that any of the systems BISYS utilizes to perform the services hereunder will not be Year 2000 ready by September 30, 1999, and that such lack of readiness will have a material or significant adverse affect on the services to be performed by BISYS hereunder, the Trust shall have the right to terminate the Agreement upon providing written notice to BISYS describing, in reasonable detail, the basis for its termination; provided, however, that BISYS shall have sixty (60) days following receipt of any such notice to cure any deficiencies to the Trust's reasonable satisfaction. Promptly upon becoming aware of such, BISYS agrees to use all commercially reasonable efforts to cure any defect or deficiency that relates to the processing of date/time data from, into and between the Twentieth and Twenty-First centuries, including leap year calculations in any system BISYS utilizes to provide services hereunder if not curing such defect or deficiency would have a material or significant adverse affect on the services to be performed by BISYS hereunder.

         SECTION 29. MISCELLANEOUS. This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument. The representations and warranties contained herein may not be disclaimed or limited by operation of law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.




BISYS FUND SERVICES, INC.                     GOVERNOR FUNDS



By: /s/ William J. Tomko                      By: /s/ Lana V. Burkhardt
   --------------------------------              -----------------------------
   its: Executive Vice President                 its: President

                                                        Dated: November 16, 1998


                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                                 GOVERNOR FUNDS
                                       AND
                            BISYS FUND SERVICES, INC.
                                NOVEMBER 16, 1998




         Name of Fund
         ------------

The Aggressive Growth Fund

The Emerging Growth Fund

The Established Growth Fund

The International Equity Fund

The Intermediate Term Income Fund

The Limited Duration Government Securities Fund

The Prime Money Market Fund

The Pennsylvania Municipal Bond Fund

The U.S. Treasury Obligations Money Market Fund

The Lifestyle Conservative Growth Fund

The Lifestyle Moderate Growth

The Lifestyle Growth


                                           GOVERNOR FUNDS


                                           By: /s/ Lana V. Burkhardt
                                              ---------------------------
                                              its: President

                                           BISYS FUND SERVICES, INC.

                                           By: /s/ William J. Tomko
                                              ---------------------------
                                              its: Executive Vice President

                                   SCHEDULE B

                            TRANSFER AGENCY SERVICES

1.       Shareholder Transactions
         ------------------------

         a.       Process shareholder purchase and redemption orders.

         b. Set up account information, including address, dividend option, taxpayer identifications numbers and wire instructions.

         c. Issue confirmations in compliance with Rule 10b-10 under the Exchange Act.

         d.       Issue periodic statements for shareholders.

         e.       Process transfers and exchanges.

         f. Process dividend payments, including the purchase of new shares through dividend reinvestment.

2.       Shareholder Information Services
         --------------------------------

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements, or marketing material to current shareholders.

3.       Compliance Reporting
         --------------------

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers Regulation, Inc. and the States in which the Fund is registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         c.       Issue tax withholding reports to the Internal Revenue Service.

4.       Dealer/Load Processing (if applicable)
         --------------------------------------

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b. Account for separation of shareholder investments from transaction sale charges for purchases of Fund shares.

         c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       Shareholder Account Maintenance
         -------------------------------

         a. Maintain all shareholder records for each account in the Trust.

         b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.       Record shareholder account information changes.

         d.       Maintain account documentation files for each shareholder.

                                   SCHEDULE C

                                      Fees

                                 Transfer Agent:

Annual fees per fund:
---------------------

Daily dividend fund base fee                         $ 25 per shareholder
Variable NAV fund fee                                $ 23 per shareholder

Annual Minimums per fund:                            $20,000

Multiple classes of shares:
---------------------------

Classes of shares which have different net asset values or pay different daily dividends will be treated as separate classes, and the fee schedule above, including the appropriate minimums, will be charged for each separate class.

Additional services:
--------------------

Additional services such as IRA processing are subject to additional fees which will be quoted upon request. Programming costs or data base management fees for special reports or specialized processing will be quoted upon request.

Out of pocket charges:
----------------------

Out-of-pocket costs, including postage, Tymnet charges, statement/confirm paper and forms, and microfiche, will be added to the transfer agent fees.

                                             GOVERNOR FUNDS


                                             By: /s/ Lana V. Burkhardt
                                                -------------------------------
                                                its: President

                                             BISYS FUND SERVICES, INC.


                                             By /s/ William J. Tomko
                                                -------------------------------
                                                its: Executive Vice President

                                   SCHEDULE D

                                     REPORTS


I.   Daily Shareholder Activity Journal

II.  Daily Fund Activity Summary Report

         A.       Beginning Balance

         B.       Dealer Transactions

         C.       Shareholder Transactions

         D.       Reinvested Dividends

         E.       Exchanges

         F.       Adjustments

         G.       Ending Balance

III. Daily Wire and Check Registers

IV.  Monthly Dealer Processing Reports

V.   Monthly Dividend Reports

VI.  Sales Data Reports for Blue Sky Registration

VII. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Exchange Act.




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